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The information in this prospectus supplement is not complete and may be changed. A registration statement relating to the securities has become effective under the Securities Act of 1933, as amended. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(7)
Registration No. 333-181351

Subject to Completion
Preliminary Prospectus Supplement dated July 17, 2012

P R O S P E C T U S    S U P P L E M E N T
(To prospectus dated May 11, 2012)

        23,111,527 Shares

Common Stock

        The selling stockholders, CDRS Acquisition LLC and CD&R Parallel Fund VII, L.P., are selling 23,111,527 shares of our common stock, representing their entire ownership interest in Sally Beauty Holdings, Inc. We will not receive any proceeds from the sale of shares to be offered by the selling stockholders.

        Our shares trade on the New York Stock Exchange under the symbol "SBH." On July 16, 2012, the last sale price of the shares as reported on the New York Stock Exchange was $27.17 per share.

        Investing in the common stock involves risks that are described in the "Risk Factors" section beginning on page S-11 of this prospectus supplement.

        The underwriter has agreed to purchase the shares of common stock from the selling stockholders at a price of $            per share, which will result in $            of proceeds to the selling stockholders. The underwriter may offer the shares of common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The shares will be ready for delivery on or about                        , 2012.

Credit Suisse

The date of this prospectus supplement is                        , 2012.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document has two parts, a prospectus supplement and an accompanying prospectus dated May 11, 2012. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the "Commission," utilizing a "shelf" registration process. Under this shelf registration process, the selling stockholders named in a prospectus supplement over time may offer and sell our common stock in one or more offerings or resales. The accompanying prospectus provides you with a general description of our common stock, which the selling stockholders may offer pursuant to this prospectus supplement. This prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of shares of our common stock, adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. Any statement that we make in the accompanying prospectus will be modified or superseded by any inconsistent statement made by us in this prospectus supplement.

        The rules of the Commission allow us to incorporate by reference information into this prospectus supplement. This information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the Commission until this offering is completed, to the extent incorporated by reference, will automatically update and supersede this information. See "Incorporation by Reference." You should read both this prospectus supplement and the accompanying prospectus together with additional information described under the heading "Incorporation by Reference" in this prospectus supplement before investing in our common stock.

        Neither we, the selling stockholders nor the underwriter have authorized anyone to give you any information or to make any representations about our common stock or any offers by the selling stockholders other than those contained in or incorporated by reference to this prospectus supplement, the accompanying prospectus, or any free writing prospectus prepared by us or any other information to which we have expressly referred you in connection with this offering. If you are given any information or representation about these matters that is not discussed in or incorporated by reference to this prospectus supplement or the accompanying prospectus, you must not rely on that information. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell anywhere or to anyone where or to whom we, the selling stockholders or the underwriter are not permitted to offer to sell securities under applicable law.

        You should not assume that the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus or any free writing prospectus prepared by us is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, cash flows, results of operations and prospects may have changed since that date.

        In this prospectus supplement, the terms the "Company," "Sally Beauty," "our company," "we," "our," "ours" and "us" refer to Sally Beauty Holdings, Inc. and its consolidated subsidiaries, unless otherwise indicated or the context otherwise requires, including that in the discussion of the capital stock and related matters, where these terms refer solely to Sally Beauty Holdings, Inc. and not to any of its subsidiaries. References to the "selling stockholders" refer to the selling stockholders named in the table under the heading "Selling Stockholders" in this prospectus supplement.

PROSPECTUS SUPPLEMENT SUMMARY

        The following summary does not contain all the information that may be important to purchasers of our common stock. You should carefully read the entire prospectus supplement, including the "Risk Factors" section, the accompanying prospectus and the other information incorporated by reference in this prospectus supplement before making any investment decision.

Our Company

        Sally Beauty Holdings, Inc. is an international specialty retailer and distributor of professional beauty supplies with operations primarily in North America, South America and Europe. Our two business units, Sally Beauty Supply and Beauty Systems Group, which we refer to as BSG, sell and distribute beauty products through 4,251 company-owned stores, 183 franchised stores and 1,110 professional distributor sales consultants. Sally Beauty Supply stores target retail consumers and salon professionals, while BSG exclusively targets salons and salon professionals. We have store locations in the United States (including Puerto Rico), Canada, the United Kingdom, Ireland, Belgium, France, Germany, the Netherlands, Spain, Chile and Mexico. We believe we are the largest distributor of professional beauty supplies in the U.S. based on store count. Within BSG, we also have one of the largest networks of professional distributor sales consultants in North America, with approximately 1,110 professional distributor sales consultants who sell directly to salons and salon professionals. We provide our customers with a wide variety of leading third-party branded and exclusive-label professional beauty supplies, including hair color products, hair care products, styling appliances, skin and nail care products and other beauty items. Our consolidated net sales and operating earnings were $3,269.1 million and $448.5 million, respectively, for the fiscal year ended September 30, 2011 and $1,754.1 million and $244.9 million, respectively, for the six months ended March 31, 2012.

         We believe Sally Beauty Supply is the largest open-line distributor of professional beauty supplies in the U.S. based on store count. As of March 31, 2012, Sally Beauty Supply operated 3,204 company-operated retail stores, 2,543 of which are located in the U.S., with the remaining 661 located in Canada, Puerto Rico, the United Kingdom, Ireland, Belgium, France, Germany, the Netherlands, Spain, Chile and Mexico. We also supply 24 franchised stores located outside the U.S. Our U.S. and Canadian stores average 1,700 square feet and are primarily located in strip shopping centers. Our Sally Beauty Supply stores carry an extensive selection of professional beauty supplies for both retail customers and salon professionals, with between 5,000 and 8,000 SKUs (primarily in the U.S. and Canada) of beauty products across product categories including hair color, hair care, skin and nail care, beauty sundries and electrical appliances. Sally Beauty Supply stores carry leading third-party brands such as Clairol®, Revlon® and Conair®, as well as a broad selection of exclusive-label merchandise. We believe that Sally Beauty Supply has differentiated itself from its competitors through its customer value proposition, attractive pricing, extensive selection of leading third-party branded and exclusive-label products, broad ethnic product selection, knowledgeable sales associates and convenient store locations. Sally Beauty Supply's net sales and segment operating profit were $2,012.4 million and $381.0 million, respectively, for the fiscal year ended September 30, 2011 and $1,090.3 million and $212.4 million, respectively, for the six months ended March 31, 2012.

           We believe BSG is the largest full-service distributor of professional beauty supplies in the U.S., exclusively targeting salons and salon professionals. As of March 31, 2012, BSG had 1,006 company-operated stores, supplied 158 franchised stores and had a sales force of approximately 1,113 professional distributor sales consultants in all states in the U.S. and in portions of Canada, Puerto Rico, Mexico and certain European countries. BSG carries leading professional beauty product brands intended for use in salons and for resale by salons to consumers. Through its large store base and sales force, BSG is able to access a significant portion of the highly fragmented U.S. professional beauty sales channel. BSG stores, which primarily operate under the CosmoProf banner, average approximately 2,700 square feet and are primarily located in secondary strip shopping centers. BSG stores provide a comprehensive selection of between 5,000 and 10,000 beauty product SKUs that include hair color and care, skin and nail care, beauty sundries and electrical appliances. Certain BSG products are sold under exclusive distribution agreements with suppliers, whereby BSG is designated as the sole distributor for a product line within certain geographic territories. BSG's net sales and segment operating profit were $1,256.7 million and $164.7 million, respectively, for the fiscal year ended September 30, 2011 and $663.8 million and $88.9 million, respectively, for the six months ended March 31, 2012.

Competitive Strengths

        We believe the following competitive strengths differentiate us from our competitors and contribute to our success:

The Largest Professional Beauty Supply Distributor in the U.S. with Multi-Channel Platform

        We believe that Sally Beauty Supply and BSG together comprise the largest distributor of professional beauty products in the U.S. by store count. Our leading channel positions and multi-channel platform afford us several advantages, including strong positioning with suppliers, the ability to better service the highly fragmented beauty supply marketplace, economies of scale and the ability to capitalize on the ongoing consolidation in our sector. Through our multi-channel platform, we are able to generate and grow revenues across broad, diversified geographies and customer segments using varying product assortments. In the U.S. and Puerto Rico, we offer up to 8,000 and 10,000 SKUs in Sally Beauty Supply (in our stores and online) and BSG stores, respectively, to a broad potential customer base that includes retail consumers and hair salons in the U.S.

Differentiated Customer Value Proposition

        We believe that our stores have a competitive advantage over those of our competitors due to our stores' convenient locations, broad selection of professional beauty products (including leading third-party branded and exclusive-label merchandise), high levels of in-stock merchandise, knowledgeable salespeople and competitive pricing. Our merchandise mix includes a comprehensive ethnic product selection, which is tailored by store based on marketplace demographics and category performance. We believe that the wide selection of these products at our stores further differentiates Sally Beauty Supply from its competitors. Sally Beauty Supply also offers a customer loyalty program called the Beauty Club, whereby members receive special member discounts on products and are eligible for Beauty Club e-mail newsletters and exclusive direct mail flyers with additional promotional offerings, beauty tips and new product information for a nominal annual fee. Our BSG professional distributor sales consultants benefit from their customers having access to the BSG store systems as customers have the ability to pick up the products they need between sales visits from professional distributor sales consultants. We believe that our differentiated customer value proposition and strong brands drive customer loyalty and high repeat traffic, contributing to our consistent historical financial performance.

Attractive Store Economics

        We believe that our stores generate attractive returns on invested capital. The capital requirements to open a U.S.-based Sally Beauty Supply or BSG store, excluding inventory, average approximately $70,000 and $80,000, respectively. Sally Beauty Supply stores average approximately 1,700 square feet and BSG stores average approximately 2,700 square feet in size in the U.S. and Canada. Domestically, our stores are typically located within strip shopping centers. Strong average sales per square foot combined with minimal staffing requirements, low rent expense and limited initial capital outlay typically result in positive contribution margins within a few months of opening, and cash payback on investment within approximately two years. Due to such attractive investment returns and relatively high operating profit contributions per store, during the past five fiscal years Sally Beauty Supply and BSG have opened an aggregate of 487 and 181 net new stores, respectively, excluding the effect of acquisitions. Outside the U.S. and Canada, our store format, sizes and capital requirements vary by marketplace, but we believe these stores also generate compelling unit economics.

Consistent Financial Performance

        We have a proven track record of strong growth and consistent profitability due to superior operating performance, new store openings and strategic acquisitions. Over the past five full fiscal years, our consolidated same store sales growth has been positive in each year and has averaged nearly 4.0% annually, as set forth in the following table:

	Fiscal Year Ended September 30,					Six Months Ended March 31, 2012
Same Store Sales Growth	2007	2008	2009	2010	2011
Sally Beauty Supply	2.7%	1.2%	2.1%	4.1%	6.3%	8.7%
Beauty Systems Group	10.1%	6.9%	1.0%	6.2%	5.5%	6.9%
Consolidated	4.5%	2.6%	1.8%	4.6%	6.1%	8.1%

Experienced Management Team with a Proven Track Record

        Our senior management team led by our President and Chief Executive Officer, Gary Winterhalter, averages 24 years of beauty industry experience and possesses a unique combination of management skills and experience in the beauty supply market. Our team also has a strong track record of successfully identifying and integrating acquisitions, which continues to be an important part of our overall strategy.

Our Growth Strategy

        Key elements of our growth strategy are to:

Increase Sales Productivity of Our Stores

        We intend to grow same store sales by focusing on improving our merchandise mix, introducing new products, growing our exclusive-label sales and enhancing our customer loyalty program. We plan to grow our exclusive-label sales in Sally Beauty Supply, which we believe our customers view as high-quality, recognizable brands. Our exclusive-label products are competitive with leading third-party branded merchandise, draw traffic to our stores and increase customer loyalty. We also intend to continue to enhance our customer loyalty programs, which allow us to collect point-of-sale customer data and increase our understanding of our customers' needs. In addition, we plan to tailor our marketing, advertising and promotions to attract new customers and increase sales with existing customers.

Expand Our Store Base

        During the past five fiscal years, Sally Beauty Supply and BSG have opened an aggregate of 487 and 181 net new stores, respectively, excluding the effect of acquisitions. Because of the limited initial capital outlay, rapid payback, and attractive return on capital, we intend to continue to expand our store base. During the twelve months ended March 31, 2012, we opened 126 and 40 Sally Beauty Supply stores and BSG stores, respectively, excluding the effect of acquisitions. We believe there are growth opportunities for additional stores in North America, Europe and Central and South America. We expect new store openings in existing and new areas to be an important aspect of our future growth opportunities, and intend to target our annual organic store growth at between 4-5% of our total stores in 2012.

Grow Internationally

        International sales represented 21% of Sally Beauty Supply sales in fiscal year 2011 and we believe there is a significant opportunity for future growth. As of March 31, 2012, we operated 714 international company owned stores and 54 international franchise stores across ten countries: Canada, the United Kingdom, Ireland, Belgium, France, Germany, Spain, the Netherlands, Chile and Mexico. We believe our platform provides us with the foundation to continue to expand internationally. In particular, we are currently focused on growing our business in Europe and Central and South America.

Increase Operating Efficiency and Profitability

        We believe there are opportunities to increase the profitability of our operations by growing our exclusive-label brands, improving sourcing, shifting customer mix, continuing our cost-cutting initiatives, particularly at BSG, and by further expanding our internet channel. We continue to develop and promote our higher margin exclusive-label products and increase exclusive product sales, which increases our gross margins and operating results. Over the past few years, we have undertaken a full review of our merchandise procurement strategy. This initiative is intended to identify lower-cost alternative sources of supply in certain product categories from countries with lower manufacturing costs. We continue to focus on changing our customer mix by increasing the percentage of retail customers within our Sally Beauty Supply stores. At BSG, we have completed numerous projects, including a re-branding initiative that repositioned the vast majority of our North American company- operated stores under a common name and store identity, CosmoProf, which we believe has improved brand consistency, saved on advertising and promotional costs and allowed for a more focused marketing strategy. We also completed a two-year, $22.0 million capital spending program to consolidate warehouses and reduce administrative expenses related to BSG's distribution network, which has resulted in annualized cost savings of at least $14.0 million. We also offer between 5,000 and 8,000 SKUs of our Sally Beauty Supply products for sale through our website, www.sallybeauty.com, which we believe provides a marketing function for our stores in addition to serving as a platform for generating additional higher margin sales for the Sally Beauty Supply business segment.

Pursue Strategic Acquisitions

        We have completed more than 35 acquisitions during the last 10 years. We believe our experience in identifying attractive acquisition targets, our proven integration process; and our highly scalable infrastructure have created a strong platform for potential future acquisitions. Recent acquisitions have included:

  •
  In November, 2011, we acquired Kappersservice Floral B.V. and two related companies, which comprise a 19-store distributor of retail and professional beauty products based in the Netherlands.

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  In October 2010, we acquired Aerial Company, Inc., an 82-store professional-only distributor of beauty products operating in 11 states in the Midwestern United States.

  •
  In March 2010, we acquired certain assets and the business of a former exclusive distributor of John Paul Mitchell Systems beauty products with sales primarily in south Florida and certain islands in the Caribbean.

  •
  In December 2009, we acquired Sinelco, a wholesale distributor of professional beauty products located in Belgium with sales throughout Europe.

  •
  In September 2009, we acquired Schoeneman, a 43-store beauty supply chain located in the central northeast United States.

  •
  In September 2009, we acquired Intersalon, a leading distributor of premier beauty supply products with 16 stores located in Chile.

  •
  In September 2009, we acquired the assets and business of Belleza Concept International, Inc., a distributor of beauty supply products operating in Puerto Rico.

  •
  In May 2008, we acquired Pro-Duo NV, a cash and carry retailer of both professional and retail hair products with 40 stores located primarily in Belgium, France and Spain.

We intend to continue to identify and evaluate acquisition targets both domestically and internationally, with a focus on expanding our exclusive BSG territories and allowing Sally Beauty Supply to enter new geographic areas.

Recent Developments

Preliminary Results for the Quarter Ended June 30, 2012

        For the quarter ended June 30, 2012 (the "fiscal 2012 third quarter"), the Company's consolidated net sales were approximately $887.0 million, an increase of 6.0% from the quarter ended June 30, 2011 (the "fiscal 2011 third quarter"). This fiscal 2012 third quarter sales increase is attributed primarily to same store sales growth, the addition of new stores and acquisitions. The negative impact from changes in foreign currency exchange rates was $11.0 million or 132 basis points in the fiscal 2012 third quarter. Consolidated same store sales growth in the fiscal 2012 third quarter was approximately 5.2% compared to 5.9% in the fiscal 2011 third quarter. Key drivers of same store sales growth include increased customer traffic and higher average ticket in both business segments.

        In the fiscal 2012 third quarter, GAAP net earnings were approximately $69.5 million, a 0.5% increase, when compared to fiscal 2011 third quarter GAAP net earnings of $69.1 million. In the fiscal 2012 third quarter, GAAP diluted earnings per share were approximately $0.37, flat when compared to fiscal 2011 third quarter GAAP diluted earnings per share of $0.37. Fiscal 2011 third quarter includes an after-tax credit of $13.4 million from a litigation settlement, net of non-recurring expenses.

        In the fiscal 2012 third quarter, adjusted net earnings (a non-GAAP measure) increased by 28.3% to approximately $71.6 million, or $0.38 earnings per diluted share compared to fiscal 2011 third quarter adjusted net earnings of $55.8 million and $0.30 earnings per diluted share. Adjusted net earnings in the fiscal 2012 third quarter were adjusted for expenses related to the refinancing of the outstanding balance on the Company's Senior Term B loan with a portion of the proceeds from the sale of $700 million of the Company's 5.75% Senior Notes due 2022. The Company's adjusted net earnings for the fiscal 2011 third quarter were adjusted for an after-tax credit of $13.4 million from a litigation settlement, net of non-recurring expenses. See "Use of Non-GAAP Financial Measures" below for a reconciliation of adjusted net earnings to GAAP net earnings and a reconciliation of adjusted earnings per diluted share to GAAP diluted earnings per share.

        The Company's Adjusted EBITDA (a non-GAAP measure) for the fiscal 2012 third quarter was approximately $155.7 million, an increase of 17.3% compared to Adjusted EBITDA for the fiscal 2011 third quarter of $132.7 million. See "Use of Non-GAAP Financial Measures" below for a reconciliation of adjusted EBITDA to GAAP net earnings.

        The Company's debt, excluding capital leases, totaled approximately $1.5 billion as of June 30, 2012. During the fiscal 2012 third quarter, the Company refinanced the outstanding balance on its Senior Term B loan with a portion of the proceeds from the sale of $700 million of the Company's 5.75% Senior Notes due 2022. A balance of approximately $53 million remained on the Company's ABL facility as of June 30, 2012.

Business Segment Results:

Sally Beauty Supply

        For the quarter ended June 30, 2012, Sally Beauty Supply had sales of approximately $553.4 million, up 7.0% from sales of $517.2 million in the fiscal 2011 third quarter. Same store sales at Sally Beauty Supply grew approximately 5.2% in the fiscal 2012 third quarter compared to same store sales growth of 6.1% in the fiscal 2011 third quarter. Sales growth in the fiscal 2012 third quarter was primarily driven by same store sales, new store openings and acquisitions.

Beauty Systems Group

        For the quarter ended June 30, 2012, Beauty Systems Group had sales of approximately $333.6 million, up 4.4% from sales of $319.4 million in the fiscal 2011 third quarter. Same store sales at Beauty Systems Group grew approximately 5.3% in the fiscal 2012 third quarter and in the fiscal 2011 third quarter. Sales growth for the Beauty Systems Group was primarily driven by growth in same store sales and net new store openings.

        The results described above for the Company and the Company's business segments are estimated, preliminary, subject to completion and may change. Because we have not completed our normal quarterly closing and review procedures for the quarter ended June 30, 2012, and subsequent events may occur that require adjustments to these results, there can be no assurance that the final results for the quarter ended June 30, 2012 will not differ materially from these estimates. These estimates should not be viewed as a substitute for full interim financial statements prepared in accordance with GAAP. Accordingly, you should not place undue reliance on the foregoing estimates. See "Cautionary Notice Regarding Forward-Looking Statements" and "Risk Factors."

Use Of Non-GAAP Financial Measures

        The Company occasionally utilizes financial measures and terms not calculated in accordance with generally accepted accounting principles in the United States ("GAAP") in order to provide investors with an alternative method for assessing our operating results in a manner that enables investors to more thoroughly evaluate our current performance as compared to past performance. We also believe these non-GAAP measures provide investors with a more informed baseline for modeling the Company's future financial performance. Our management uses these non-GAAP measures for the same purpose. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. We have provided tables to reconcile the non-GAAP financial measures utilized to GAAP financial measures.

Adjusted EBITDA

        We define the measure Adjusted EBITDA as GAAP Net Earnings before depreciation and amortization, share-based compensation, interest expense (which includes the loss on extinguishment of indebtedness), and income taxes. Our management uses Adjusted EBITDA as a supplemental measure in the evaluation of our businesses and believes that Adjusted EBITDA provides a meaningful measure of our ability to meet our future debt service, capital expenditures and working capital requirements.

Adjusted Net Earnings

        This measure consists of GAAP Net Earnings, which is then adjusted solely for the purpose of excluding non-cash interest expense (which includes the loss on extinguishment of indebtedness). We believe excluding non-cash interest expense from our GAAP Net Earnings provides investors with a better depiction of the Company's core operating results and provides a more informed baseline for modeling future earnings expectations.

Adjusted Earnings Per Diluted Share (Adjusted EPS)

        We define this non-GAAP financial measure as the portion of the Company's GAAP Net Earnings assigned to each share of stock, excluding non-cash interest expense (which includes the loss on extinguishment of indebtedness). We believe excluding non-cash interest expense from our GAAP Net Earnings provides investors with a better depiction of the Company's core operating results and provides a more informed baseline for modeling future earnings expectations.

 SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures Reconciliations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,
	2012	2011	% CHG

Adjusted EBITDA:
Net earnings (per GAAP)	$69,487	$69,143	0.5%
Add:
Depreciation and amortization	16,299	15,273	6.7%
Share-based compensation	2,825	2,462	14.7%
Interest expense(1)	26,925	27,741	-2.9%
Litigation settlement(2)	—	(27,000)
Other non-recurring items(2)	—	5,749
Provision for income taxes	40,135	39,367	2.0%

Adjusted EBITDA (Non-GAAP)	$155,671	$132,735	17.3%

Net earnings (per GAAP)	$69,487	$69,143
Add (Less):
Loss on extinguishment of debt(1)	3,231	—
Litigation settlement and other non-recurring items, net(2)	—	(21,251)
Tax provision for the adjustments to net earnings(3)	(1,163)	7,863

Adjusted net earnings, excluding non-recurring items (Non-GAAP)	$71,555	$55,755	28.3%

Adjusted net earnings per share (Non-GAAP):
Basic	$0.39	$0.30	30.0%
Diluted	$0.38	$0.30	26.7%
Weighted average shares:
Basic	182,756	183,164
Diluted	188,496	188,592

(1)
For the three months ended June 30, 2012, interest expense includes $3.2 million in unamortized deferred financing costs expensed in connection with the Company's May 2012 repayment in full of its senior term loan B.
(2)
Results for the three months ended June 30, 2011, reflect a $27.0 million benefit of a litigation settlement and non-recurring charges of $5.7 million. The net favorable impact of these items is $21.3 million.
(3)
The tax provisions for the adjustments to net earnings were calculated using an estimated effective tax rate of 36.0% and 37.0% for the periods ended June 30, 2012 and 2011, respectively.

Our History

        Sally Beauty Supply began operations with a single store in New Orleans in 1964 and was acquired in 1969 by our former parent company, Alberto-Culver Company, which we refer to as Alberto-Culver. BSG became a subsidiary of Alberto-Culver in 1995. In November 2006, we separated from Alberto- Culver and became an independent company listed on the New York Stock Exchange. We refer to our separation from Alberto-Culver and its consumer products-focused business as the Separation Transactions. Sally Beauty Holdings, Inc. is a Delaware corporation that was formed in June 2006 and became the accounting successor company to Sally Holdings, Inc. upon the completion of the Separation Transactions.

        Our principal executive offices are located at 3001 Colorado Boulevard, Denton, Texas 76210, and our telephone number is (940) 898-7500. Our website can be accessed at www.sallybeautyholdings.com. The contents of our website are not part of this prospectus supplement or the accompanying prospectus.

 The Offering

Common stock offered by the selling stockholders	23,111,527 shares(1)
Common stock to be outstanding after this offering	180,099,124 shares
Selling stockholders

CDRS Acquisition LLC, or CDRS, and CD&R Parallel Fund VII, L.P., which we refer to as Parallel Fund and, together with CDRS, as the CDR Investors or the selling stockholders. For more information, see the section of this prospectus supplement entitled "Selling Stockholders."

Use of proceeds	We will not receive any proceeds from the sale of any shares of our common stock offered by selling stockholders.
Dividend policy	We paid no cash dividends on our common stock in 2010, 2011 or 2012 (through the date of this prospectus supplement). The agreements governing our indebtedness restrict our ability to pay dividends.
New York Stock Exchange trading symbol	"SBH"
Risk factors	You should carefully read and consider the information set forth under the section entitled "Risk Factors" beginning on page S-11 of this prospectus supplement before investing in our common stock.

(1)
Represents all of the shares currently held by the selling stockholders.

RISK FACTORS

        An investment in our common stock involves risk. Before investing in our common stock, you should carefully consider the risks described below as well as other factors and information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011, which is incorporated by reference into this prospectus supplement. Any such risks could materially and adversely affect our business, financial condition or results of operations. However, the selected risks described below and the risks described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011 are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In such a case, the trading price of our common stock could decline and you may lose all or part of your investment in our company.

Risks Relating to Our Common Stock and This Offering

         The market price of our common stock has in the past been, and may in the future be, volatile, which could cause the value of your investment to decline.

        Volatility in the price of our common stock and the sale of substantial amounts of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares. During the period from January 1, 2010 to July 16, 2012 our common stock fluctuated between a high of $28.35 per share to a low of $7.52 per share. The market price of our common stock has fluctuated significantly in the recent past and could fluctuate significantly in the future for various reasons, including:

  •
  quarterly variations in our results of operations;

  •
  results of operations that vary from the expectations of securities analysts and investors;

  •
  results of operations that vary from those of our competitors;

  •
  changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

  •
  announcements by us, our competitors or our vendors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

  •
  our ability to obtain the products we sell on favorable terms, if at all;

  •
  our ability to repay our debt;

  •
  currency and exchange rate fluctuations;

  •
  future sales of our common stock;

  •
  market conditions in our industry and the general state of the securities markets; and

  •
  general domestic and international economic conditions.

        In addition, in recent years, the global equity markets have experienced substantial price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies including us and other companies in our industry. The price of our common stock could fluctuate based on factors that have little or nothing to do with our company and are outside of our control, and these fluctuations could materially reduce our stock price and your ability to sell your shares at a price at or above the price you paid for your shares.

         This offering will result in a substantial increase in the number of shares of our common stock that are freely tradable, which may depress the market price of our common stock.

        As of July 16, 2012, we had 180,099,124 shares of common stock outstanding, of which 86.3% were freely tradable on the New York Stock Exchange. After giving effect to this offering approximately 99.2% of our shares of common stock outstanding would be freely tradable on the New York Stock Exchange. The increase in the number of freely tradable shares of our common stock could depress the market price of our common stock.

         Our certificate of incorporation, by-laws and Delaware law may discourage takeovers and business combinations that our stockholders might consider in their best interests.

        A number of provisions in our certificate of incorporation and by-laws, as well as anti-takeover provisions of Delaware law, may have the effect of delaying, deterring, preventing or rendering more difficult a change in control of Sally Beauty that our stockholders might consider in their best interests. These provisions include:

  •
  establishment of a classified board of directors, with staggered terms;

  •
  the ability of our board of directors to designate and issue one or more series of preferred stock without stockholder approval, the terms of which may be determined at the sole discretion of the board of directors;

  •
  prohibition on stockholders from calling special meetings of stockholders;

  •
  prohibiting our stockholders from acting by written consent;

  •
  limitations on the ability of stockholders to remove directors;

  •
  granting to the board of directors sole power to fill any vacancy on the board of directors; and

  •
  establishment of advance notice requirements for stockholder proposals and nominations for election to the board of directors at stockholder meetings.

        These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

        Our certificate of incorporation and by-laws may also make it difficult for stockholders to replace or remove our management. These provisions may facilitate management entrenchment that may delay, deter, render more difficult or prevent a change in our control, which may not be in the best interests of our stockholders.

        See the section entitled "Description of Capital Stock" in the accompanying prospectus for additional information on the anti-takeover measures applicable to us.

 CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

        Statements in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference herein which are not purely historical facts or which depend upon future events may constitute forward- looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "target," "can," "could," "may," "should," "will," "would" or similar expressions may also identify such forward-looking statements.

        Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to:

  •
  the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry;

  •
  anticipating changes in consumer preferences and buying trends and managing our product lines and inventory;

  •
  potential fluctuation in our same store sales and quarterly financial performance;

  •
  our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us;

  •
  the possibility of material interruptions in the supply of products by our manufacturers;

  •
  products sold by us being found to be defective in labeling or content;

  •
  compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations;

  •
  product diversion to mass retailers or other unauthorized resellers;

  •
  the operational and financial performance of our Armstrong McCall, L.P. franchise-based business;

  •
  the success of our internet-based businesses;

  •
  successfully identifying acquisition candidates and successfully completing desirable acquisitions;

  •
  integrating businesses acquired in the future;

  •
  opening and operating new stores profitably;

  •
  the impact of the health of the economy upon our business;

  •
  the success of our cost control plans;

  •
  protecting our intellectual property rights, particularly our trademarks;

  •
  conducting business outside the United States;

  •
  disruption in our information technology systems;

  •
  severe weather, natural disasters or acts of violence or terrorism;

  •
  the preparedness of our accounting and other management systems to meet financial reporting and other requirements and the upgrade of our existing financial reporting system;

  •
  being a holding company, with no operations of our own, and depending on our subsidiaries for cash;

  •
  our substantial indebtedness;

  •
  the possibility that we may incur substantial additional debt in the future;

  •
  restrictions and limitations in the agreements and instruments governing our debt;

  •
  generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing;

  •
  changes in interest rates increasing the cost of servicing our debt or increasing our interest expense due to our interest rate swap agreements;

  •
  the potential impact on us if the financial institutions we deal with become impaired;

  •
  the costs and effects of litigation; and

  •
  the representativeness of our historical consolidated financial information with respect to our future financial position, results of operations or cash flows.

        Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011, which is incorporated by reference into this prospectus supplement, and under the section entitled "Risk Factors" in this prospectus supplement. The events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. As a result, our actual results may differ materially from the results contemplated by these forward-looking statements. We assume no obligation to publicly update or revise any forward-looking statements.

USE OF PROCEEDS

        All of the shares of our common stock offered by this prospectus supplement will be sold by the selling stockholders, CDRS and Parallel Fund. We will not receive any of the proceeds from the sale of these shares.

 PRICE RANGE OF COMMON STOCK

        Our common stock is listed on the New York Stock Exchange under the symbol "SBH."

        On July 16, 2012, the last quoted price per share of our common stock on the New York Stock Exchange was $27.17. As of July 16, 2012, there were 180,099,124 shares outstanding of our common stock.

        The following table sets forth the high and low sales prices per share of our common stock as reported on the New York Stock Exchange:

	High	Low
Fiscal Year Ended September 30, 2010
First Quarter	$7.96	$6.60
Second Quarter	$9.10	$7.65
Third Quarter	$10.77	$7.52
Fourth Quarter	$11.72	$7.99
Fiscal Year Ended September 30, 2011
First Quarter	$15.09	$10.85
Second Quarter	$15.31	$12.49
Third Quarter	$17.80	$13.16
Fourth Quarter	$18.62	$14.88
Fiscal Year Ending September 30, 2012
First Quarter	$21.85	$15.93
Second Quarter	$25.63	$19.63
Third Quarter	$28.35	$24.65
Fourth Quarter (through July 16, 2012)	$27.69	$25.68

DIVIDEND POLICY

        We paid no cash dividends on our common stock in 2010, 2011 or 2012 (through the date of this prospectus supplement).

        Any payment of future cash dividends will be at the discretion of our Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements, our general financial condition, contractual restrictions (including those present in our credit agreements) and general business conditions. We depend on our subsidiaries for cash and unless we receive dividends, distributions, advances, transfers of funds or other cash payments from our subsidiaries, we will be unable to pay any cash dividends on our common stock in the future. However, none of our subsidiaries are obligated to make funds available to us for payment of dividends. Further, the terms of our subsidiaries' debt agreements significantly restrict the ability of our subsidiaries to pay dividends or otherwise transfer assets to us. Finally, we and our subsidiaries may incur substantial additional indebtedness in the future that may severely restrict or prohibit our subsidiaries from making distributions, paying dividends or making loans to us. However, we may from time to time repurchase shares of our common stock or pay dividends on our common stock, if our Board of Directors determines that such repurchases or the payment of such dividends are in the best interests of the Company and its stockholders.

        Please see "Risk Factors—Risks Relating to Our Substantial Indebtedness" and Note 14 of the "Notes to Consolidated Financial Statements" in "Item 8. Financial Statements and Supplementary Data" both in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011, as filed with the Commission and incorporated herein by reference.

SELLING STOCKHOLDERS

        The following table sets forth information as of July 16, 2012 with respect to the beneficial ownership of our common stock by the selling stockholders. The selling stockholders may be deemed to be underwriters within the meaning of the Securities Act. The selling stockholders are selling all of the shares in this offering.

        For a discussion of certain relationships between us and the selling stockholders see "Certain Relationships and Related Party Transactions" in our Proxy Statement on Schedule 14A for the 2012 annual meeting of our stockholders, which section of the Proxy Statement is incorporated by reference into this prospectus supplement.

        Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

	Shares Beneficially Owned Before the Offering and After the Offering
Name of Beneficial Owner	Number		Percent Before the Offering*	Shares Offered Hereby	Shares Beneficially Owned After the Offering	Percent After the Offering
The CDR Investors	23,111,527	(1)	12.8%	23,111,527	—	—

*
Based on 180,099,124 shares of common stock outstanding on July 16, 2012.

(1)
Represents (i) 22,959,641 shares of common stock held by CDRS, whose sole member is Clayton, Dubilier & Rice Fund VII, L.P., whose general partner is CD&R Associates VII, Ltd., whose sole stockholder is CD&R Associates VII, L.P., whose general partner is CD&R Investment Associates VII, Ltd. and (ii) 151,886 shares of common stock held by Parallel Fund, whose general partner is CD&R Parallel Fund Associates VII, Ltd. CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII, Ltd. are each managed by a two person board of directors, and all board action relating to the voting or disposition of these shares requires approval of a majority of the applicable board. Donald J. Gogel and Kevin J. Conway, as the directors of each of CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII, Ltd., may be deemed to share beneficial ownership of the shares shown as beneficially owned by the CDR Investors. Such persons expressly disclaim such beneficial ownership.

Each of Clayton, Dubilier & Rice Fund VII, L.P., CD&R Associates VII, Ltd., CD&R Associates VII, L.P., CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII, Ltd. expressly disclaims beneficial ownership of the shares held by CDRS, as well as of the shares held by Parallel Fund.

 CERTAIN MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX
CONSEQUENCES TO NON-U.S. HOLDERS

        The following is a general discussion of certain material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock that may be relevant to you if you are a non-U.S. holder (as defined below) that acquires our common stock pursuant to this offering. This discussion is limited to non-U.S. holders that hold our common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code.

        This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to you in light of your specific facts and circumstances, and does not address any non-U.S., state, or local tax consequences or other U.S. federal tax consequences (such as gift tax consequences). Furthermore, this discussion does not consider all U.S. federal income tax consequences that may be relevant to non-U.S. holders subject to special rules under the U.S. federal income tax laws, including tax-exempt organizations, banks, insurance companies, financial institutions, "controlled foreign corporations," "passive foreign investment companies," holders of 10-percent or more of our common stock (by vote or value), U.S. expatriates, dealers and traders in stocks, securities or currencies, or persons that hold our common stock as part of a synthetic security, straddle or hedge or a conversion, constructive sale, wash sale or other integrated transaction. This discussion is based on provisions of the Internal Revenue Code, Treasury regulations, and administrative and judicial interpretations as of the date of this prospectus supplement. All of these are subject to change, possibly with retroactive effect, or different interpretations, which may result in tax consequences different from those discussed below. If you are considering buying our common stock, you should consult your own tax advisor about current and possible future U.S. federal income and estate tax consequences of owning and disposing of our common stock in light of your specific facts and circumstances, as well as tax consequences arising under any state, local or non-U.S. tax laws, any other U.S. federal tax laws, and any applicable tax treaty.

        A "non-U.S. holder" is a beneficial owner of our common stock that is any of the following for U.S. federal income tax purposes:

  •
  a nonresident alien individual within the meaning of Section 7701(b) of the Internal Revenue Code;

  •
  a foreign corporation within the meaning of Section 7701(a) of the Internal Revenue Code or any foreign entity taxable as a foreign corporation under U.S. federal income tax law; or

  •
  a foreign estate or trust within the meaning of Section 7701(a) of the Internal Revenue Code.

        A modified definition of non-U.S. holder applies for U.S. federal estate tax purposes (as discussed below). If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership and certain determinations made at the partner level. Partnerships and their partners should consult their own tax advisors as to the tax consequences to them of the ownership and disposition of our common stock.

Distributions on our Common Stock

        If distributions are paid on shares of our common stock, these distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and then will constitute a return of capital that is applied against and reduces your tax basis in our common stock to the extent the distributions exceed those earnings and profits. Distributions in excess of our current and accumulated earnings and profits and your tax basis in our common stock (determined on a share by share basis) will be treated as a gain from the sale or exchange of our common stock, the treatment of which is discussed below. The gross amount of dividends paid to a non-U.S. holder that are not effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder will be subject to U.S. federal withholding tax at a 30-percent rate or, if an income tax treaty applies and certain certification requirements are satisfied (as described below), a lower rate specified by the treaty. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under a relevant tax treaty.

        A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may establish entitlement to the benefit of the reduced rate of withholding under such tax treaty by timely filing, in accordance with the applicable certification and disclosure requirements, a properly completed Internal Revenue Service ("IRS") Form W-8BEN (or a successor form) with the applicable withholding agent prior to the payment of a dividend. A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for a refund together with the required information with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty and the manner of claiming the benefits.

        Dividends paid on our common stock that are effectively connected with a non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) are exempt from U.S. federal withholding tax if the non-U.S. holder, in accordance with the applicable certification and disclosure requirements, timely furnishes to the applicable withholding agent a properly completed IRS Form W-8ECI (or successor form) containing the non-U.S. holder's taxpayer identification number. However, such dividends are subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if the holder were a resident of the United States. In addition, if the non-U.S. holder is a non-U.S. corporation, any effectively connected earnings and profits may, under certain circumstances, be subject to an additional "branch profits tax" at a 30-percent rate or a lower rate if specified by an applicable income tax treaty.

Gain on Disposition of our Common Stock

        A non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax with respect to gain recognized on a sale or other disposition of our common stock unless one of the following applies:

  •
  The gain is effectively connected with a non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States). In such a case, unless an applicable tax treaty provides otherwise, the non-U.S. holder generally will be taxed on its net gain derived from the sale at regular graduated U.S. federal income tax rates in the same manner as if the holder were a resident of the United States, and in the case of a non-U.S. corporation, may also be subject to a 30% branch profits tax as described in the "Distributions on our Common Stock" section above.

  •
  A non-U.S. holder who is an individual is present in the United States for 183 or more days in the taxable year of the sale or other disposition, and certain other conditions are met. In such a case, the non-U.S. holder will be subject to U.S. federal income tax at a flat 30-percent rate on the gain derived from the sale (or at a lower rate specified by an applicable tax treaty), which may be offset by certain U.S. source capital losses recognized in the taxable year of the sale or other disposition.

  •
  At any time during the shorter of the 5-year period ending on the date of the sale or other disposition of our common stock or the period that the non-U.S. holder held our common stock, we are classified as a "United States Real Property Holding Corporation" and, if our common stock is treated as "regularly traded on an established securities market," only if the non-U.S. holder owns or is treated as owning more than 5-percent of our common stock at any time within such period. A United States Real Property Holding Corporation is generally defined as a corporation the fair market value of whose real property interests equals or exceeds 50-percent of the total fair market value of (i) its U.S. real property interests, (ii) its interests in real property located outside the United States, and (iii) any other of its assets used or held for use in a trade or business. In such a case, any taxable gain generally will be taxed in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax will not apply. We believe that we are not, and we do not currently anticipate becoming, a United States Real Property Holding Corporation for U.S. federal income tax purposes.

Information Reporting and Backup Withholding Tax

        The applicable withholding agent must report annually to the IRS and to each non-U.S. holder the amount of dividends on our common stock paid to that holder and the tax, if any, withheld with respect to those dividends. These information reporting requirements apply even if withholding was not required. Pursuant to an applicable tax treaty or other agreement, copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides.

        Backup withholding (currently at a rate of 28-percent and scheduled to increase to 31% in 2013) generally will not apply to payments of dividends on our common stock provided the non-U.S. holder furnishes to the applicable withholding agent the required certification of its non-U.S. status (generally a IRS Form W-8BEN or IRS Form W-8ECI) or otherwise establishes an exemption.

        Payment to a non-U.S. holder of the proceeds of a sale or other disposition of our common stock by or through a U.S. office of a broker generally is subject to both information reporting and backup withholding unless the non-U.S. holder certifies to the payor in the manner required as to its non-U.S. status under penalties of perjury (such as by providing a IRS Form W-8BEN) or otherwise establishes an exemption. As a general matter, information reporting and backup withholding will not apply to a payment to a non-U.S. holder of the proceeds of a sale or other disposition of our common stock by or through a non-U.S. office of a non-U.S. broker. However, information reporting requirements, but not backup withholding, generally will apply to payment of the proceeds of a sale or other disposition of our common stock by or through a non-U.S. office of a broker if that broker is:

  •
  a U.S. person,

  •
  a non-U.S. person that derives 50-percent or more of its gross income for specified periods from the conduct of a trade or business in the United States,

  •
  a "controlled foreign corporation" as defined in the Internal Revenue Code, or

  •
  a non-U.S. partnership that at any time during its tax year either (1) has one or more U.S. persons that, in the aggregate, own more than 50-percent of the income or capital interests in the partnership or (2) is engaged in the conduct of a trade or business in the United States.

        Information reporting requirements will not apply to the payment of the proceeds of a sale or other disposition of our common stock if the broker receives a statement from the non-U.S. holder, signed under penalty of perjury, certifying such non-U.S. holder's non-U.S. status or an exemption is otherwise established (generally, such certification is made on IRS Form W-8BEN). Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

        Amounts withheld under the backup withholding rules do not constitute an additional U.S. federal income tax. Rather, any amounts withheld under the backup withholding rules will be refunded or allowed as a credit against the holder's U.S. federal income tax liability, if any, provided the required information and appropriate claim for refund or credit is timely filed with the IRS.

Recently-Enacted Federal Tax Legislation

        Under legislation enacted in 2010 and recent guidance from the IRS, the relevant withholding agent generally will be required to withhold 30% of any dividends on our common stock paid after December 31, 2013 and the gross proceeds from a sale of our common stock paid after December 31, 2014 to (i) a non-U.S. financial institution (whether the non-U.S. financial institution is the beneficial owner or an intermediary) unless such non-U.S. financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial non-U.S. entity (whether the non-U.S. financial institution is the beneficial owner or an intermediary) unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements. If payment of this withholding tax is made, non-U.S. holders that are otherwise eligible for an exemption from, or reduction of, U.S. federal withholding taxes with respect to such dividends or proceeds will be required to seek a credit or refund from the IRS to obtain the benefit of such exemption or reduction. Non-U.S. holders should consult their own tax advisers regarding the particular consequences to them of this legislation and guidance.

U.S. Federal Estate Tax

        Common stock owned or treated as owned by an individual who is not a citizen or resident, as defined for U.S. federal estate tax purposes, of the United States at the time of death will be included in that individual's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

        The foregoing discussion is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by non-U.S. holders. You are urged to consult your own tax advisor with respect to the particular tax consequences to you of the ownership and disposition of our common stock, including the effect of any state, local, non-U.S., or other U.S. federal tax laws.

UNDERWRITING

        Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholders and the underwriter, the selling stockholders have agreed to sell to the underwriter, and the underwriter has agreed to purchase from the selling stockholders, 23,111,527 shares of our common stock.

        Subject to the terms and conditions set forth in the underwriting agreement, the underwriter has agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased.

        We and the selling stockholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

        The underwriter is offering the shares, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officer's certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        The underwriter is purchasing the shares of common stock from the selling stockholders at $          per share (representing approximately $          aggregate proceeds to the selling stockholders). The underwriter may offer the shares of common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. In connection with the sale of the shares of common stock offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may effect such transactions by selling shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of common stock for whom it may act as an agent or to whom it may sell as a principal.

        The expenses of the offering are estimated at $400,000 and are payable by the selling stockholders.

No Sales of Similar Securities

        We, our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for or that represent the right to receive shares of common stock, for 45 days after the date of this prospectus without first obtaining the written consent of the underwriter. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of common stock, or any options or warrants to purchase any shares of common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock, whether now owned or hereinafter acquired, owned directly by the person executing the relevant lock-up agreement (including holding as a custodian) or with respect to which such person has beneficial ownership within the rules and regulations of the Commission. The selling stockholders will no longer own any shares of common stock after giving effect to this offering.

        If (1) during the last 17 days of the lock-up period referred to above, we issue earnings results or announce material news or a material event or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 15-day period following the last day of the lock-up period, then in each case the lock-up period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless the underwriter waives, in writing, such extension.

New York Stock Exchange Listing

        The shares are listed on the New York Stock Exchange under the symbol "SBH."

Short Positions

        In connection with the offering, the underwriter may purchase and sell our common stock in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering. The underwriter must close out any short position by purchasing shares in the open market.

        Similar to other purchase transactions, the underwriter's purchases to cover short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriter may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

        Neither we nor any of the selling stockholders nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the selling stockholders nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

        In connection with the offering, the underwriter may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail.

Other Relationships

        The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

        The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

        In addition, in the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), no offer of shares which are the subject of the offering contemplated by this prospectus supplement may be made to the public in that Relevant Member State other than:

  A.
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  B.
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter; or

  C.
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" as defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriter has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriter has been obtained to each such proposed offer or resale.

        The Company, the underwriter and its affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

        This prospectus supplement has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriter has authorized, nor does either of them authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriter to publish a prospectus for such offer.

        For the purpose of the above provisions, the expression "an offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

        The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

        The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Japan

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and the underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

        The distribution of the shares in Canada is being made only in the provinces of Ontario, Quebec, Alberta, British Columbia and Manitoba on a private placement basis exempt from the requirement that we and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of shares are made. Any resale of the shares in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the shares.

Representations of Purchasers

        By purchasing shares in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us, the selling stockholders and the dealer from whom the purchase confirmation is received that:

  •
  the purchaser is entitled under applicable provincial securities laws to purchase the shares without the benefit of a prospectus qualified under those securities laws as it is an "accredited investor" as defined under National Instrument 45-106—Prospectus and Registration Exemptions,

  •
  the purchaser is a "Canadian permitted client" as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations, or as otherwise interpreted and applied by the Canadian Securities Administrators,

  •
  where required by law, the purchaser is purchasing as principal and not as agent,

  •
  the purchaser has reviewed the text above under "Resale Restrictions", and

  •
  the purchaser acknowledges and consents to the provision of specified information concerning the purchase of the shares to the regulatory authority that by law is entitled to collect the information, including certain personal information. For purchasers in Ontario, questions about such indirect collection of personal information should be directed to Administrative Support Clerk, Ontario Securities Commission, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8 or to (416) 593-3684.

Rights of Action—Ontario Purchasers

        Under Ontario securities legislation, certain purchasers who purchase a security offered by this document during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us and the selling stockholders in the event that this document contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us and the selling stockholders. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling stockholders will have no liability. In the case of an action for damages, we and the selling stockholders will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

        All of our directors and officers as well as the experts named herein and the selling stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

        Canadian purchasers of shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares in their particular circumstances and about the eligibility of the investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

        The validity of the common stock being offered by this prospectus supplement will be passed upon for us by Matt Haltom, our Deputy General Counsel, and by Alston & Bird LLP. Debevoise & Plimpton LLP is acting as counsel to the CDR Investors. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton LLP, is married to Joseph L. Rice, III, who is a director of Clayton Dubilier & Rice, Inc., which is associated with the CDR Investors. Certain legal matters will be passed upon for the underwriter by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Sally Beauty Holdings, Inc. and subsidiaries as of September 30, 2011 and 2010, and for each of the years in the three-year period ended September 30, 2011, and management's assessment of the effectiveness of internal control over financial reporting as of September 30, 2011 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information about us, as well as our common stock, we refer you to the registration statement and to its exhibits and schedules.

        We are subject to the informational requirements of the Exchange Act and are required to file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any of these reports, statements or other information at the Commission's public reference room at 100 F Street, N.E., Washington, D.C. 20549 or at its regional offices. You can request copies of those documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room.

Our filings are also available to the public at the Commission's internet site at http://www.sec.gov. In addition, you can also inspect and copy our reports, proxy statements and other information at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        We also make available, free of charge, through the investing portion of our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement on Schedule 14A (and any amendments to those forms) as soon as reasonably practicable after they are filed with or furnished to the Commission. Our website address is http://www.sallybeautyholdings.com. Please note that our website address is provided in this prospectus supplement as an inactive textual reference only. The information found on or accessible through our website is not part of this prospectus supplement or the accompanying prospectus, and is therefore not incorporated by reference in this prospectus supplement or the accompanying prospectus unless such information is otherwise specifically referenced elsewhere in this prospectus supplement or the accompanying prospectus.

 INCORPORATION BY REFERENCE

        The Commission's rules allow us to incorporate by reference information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the Commission after the date of this prospectus supplement until this offering is completed will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.

        We incorporate by reference into this prospectus supplement the following documents or information filed with the Commission (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with Commission rules):

  •
  our Annual Report on Form 10-K for the fiscal year ended September 30, 2011, including portions of our Proxy Statement on Schedule 14A for the 2012 annual meeting of our stockholders to the extent specifically incorporated by reference therein;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2011 and March 31, 2012;

  •
  our Current Reports on Form 8-K filed with the Commission on October 18, 2011, November 3, 2011, November 9, 2011, December 19, 2011, December 21, 2011, January 27, 2012, February 10, 2012, February 14, 2012, May 10, 2012, May 18, 2012 and June 14, 2012;

  •
  the description of our common stock, set forth under the caption "Description of Sally Beauty Holdings, Inc. Capital Stock" in the Company's prospectus which forms a part of the Company's registration statement on Form S-4 filed with the Commission on August 2, 2006, as thereafter amended; and

  •
  all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement until the completion of this offering (except for information furnished to the Commission that is not deemed to be "filed" for purposes of the Exchange Act).

        We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all of the information that has been incorporated by reference into this prospectus supplement, excluding exhibits to those documents, unless they are specifically incorporated by reference into those documents. These documents are available on our website at http://www.sallybeautyholdings.com. You can also request those documents from our Investor Relations Department at the following address:

3001 Colorado Boulevard
Denton, Texas 76210
(940) 297-3877

PROSPECTUS

SALLY BEAUTY HOLDINGS, INC.

Common Stock, Preferred Stock, Debt Securities, Warrants, Purchase
Contracts and Units

SALLY HOLDINGS LLC
SALLY CAPITAL INC.

Debt Securities
Guarantees of Debt Securities

        From time to time, we or selling stockholders may offer to sell the following securities:

Sally Beauty Holdings, Inc.

        Sally Beauty Holdings, Inc. may offer and sell the following securities:

  •
  common stock;

  •
  preferred stock (which we may issue in one or more series);

  •
  debt securities (which we may issue in one or more series);

  •
  guarantees of debt securities;

  •
  warrants to purchase common stock, preferred stock or debt securities;

  •
  purchase contracts; or

  •
  units that include any of the above securities.

        The debt securities, preferred stock, warrants and purchase contracts may be convertible into or exercisable or exchangeable for our common or preferred stock or other securities.

Sally Holdings LLC and Sally Capital Inc.

        Sally Holdings LLC and Sally Capital Inc. may offer and sell the following securities:

  •
  debt securities (which we may issue in one or more series); or

  •
  guarantees of debt securities.

Other Co-Registrants

        The Co-Registrants listed in the Table of Additional Registrants may offer and sell the following securities:

  •
  guarantees of debt securities issued by Sally Beauty Holdings, Inc., Sally Holdings LLC or Sally Capital Inc.

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

        This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus that contains specific information about the offering and the terms of the securities.

        Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol "SBH." Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

        Investing in our securities involves risks. You should refer to the risk factors referenced on page 7 of this prospectus and carefully consider that information before buying our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated May 11, 2012.

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, using a "shelf" registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. No person is authorized to give any information or represent anything not contained in this prospectus or any prospectus supplement. We are only offering the securities in places where sales of those securities are permitted. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement or information incorporated by reference herein or therein, is current as of any date other than the date of such information. Our business, financial condition, results of operations and prospects may have changed since that date. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the manner in which the securities will be offered. We urge you to read this prospectus, any accompanying prospectus supplement and other offering material together with additional information described under the heading "Incorporation of Certain Information By Reference."

        In this prospectus, we refer to common stock, preferred stock, debt securities, warrants, purchase contracts and units collectively as the "securities." The terms the "Company," "Sally Beauty," "our company," "we," "our," "ours" and "us" refer to Sally Beauty Holdings, Inc. and its consolidated subsidiaries, unless otherwise indicated or the context otherwise requires, including that in the discussion of the capital stock and related matters, where these terms refer solely to Sally Beauty Holdings, Inc. and not to any of its subsidiaries. The term "Sally Holdings" refers to Sally Holdings LLC, and the term "Sally Capital" refers to Sally Capital Inc.

 AVAILABLE INFORMATION

        We are required to file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any documents filed by us at the Commission's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings with the Commission are also available to the public through the Commission's Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

        We have filed with the Commission a registration statement on Form S-3 relating to the securities covered by this prospectus and any prospectus supplement. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus or any prospectus supplement to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the Commission's public reference room in Washington, D.C., as well as through the Commission's Internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The Commission's rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the Commission after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

        We incorporate by reference into this prospectus the following documents or information filed with the Commission (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with Commission rules):

  •
  our Annual Report on Form 10-K for the fiscal year ended September 30, 2011, including portions of our Proxy Statement for the 2012 Annual Meeting of Stockholders to the extent specifically incorporated by reference therein;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2011 and March 31, 2012;

  •
  our Current Reports on Form 8-K filed with the Commission on October 18, 2011, November 3, 2011, November 9, 2011, December 19, 2011, December 21, 2011, January 27, 2012, February 10, 2012, February 14, 2012, and May 10, 2012;

  •
  Sally Holdings' Annual Report on Form 10-K for the fiscal year ended September 30, 2011;

  •
  Sally Holdings' Current Reports on Form 8-K filed with the Commission on November 3, 2011, November 9, 2011, November 16, 2011, and December 21, 2011;

  •
  the description of our common stock, set forth under the caption "Description of Sally Beauty Holdings, Inc. Capital Stock" in the Company's prospectus which forms a part of the Company's registration statement on Form S-4 filed with the Commission on August 2, 2006, as thereafter amended; and

  •
  all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus and before the termination of the applicable offering (except for information furnished to the Commission that is not deemed to be "filed" for purposes of the Exchange Act).

        We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the information that has been incorporated by reference into this prospectus, excluding exhibits to those documents, unless they are specifically incorporated by reference into those documents. These documents are available on our website at http://www.sallybeautyholdings.com. You can also request those documents from our Investor Relations Department at the following address:

3001 Colorado Boulevard
Denton, Texas 76210
(940) 297-3877

        Except as expressly provided above, no other information, including information on our website, is incorporated by reference into this prospectus.

 SPECIAL NOTE ON FORWARD LOOKING STATEMENTS AND RISK FACTORS

        Statements in this prospectus and in the documents incorporated by reference herein which are not purely historical facts or which depend upon future events may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "target," "can," "could," "may," "should," "will," "would" or similar expressions may also identify such forward-looking statements.

        Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to:

  •
  the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry;

  •
  anticipating changes in consumer preferences and buying trends and managing our product lines and inventory;

  •
  potential fluctuation in our same store sales and quarterly financial performance;

  •
  our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us;

  •
  the possibility of material interruptions in the supply of products by our manufacturers or third party distributors;

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  products sold by us being found to be defective in labeling or content;

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  compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations;

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  product diversion to mass retailers or other unauthorized resellers;

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  the operational and financial performance of our Armstrong McCall, L.P. franchise-based business;

  •
  the success of our internet-based businesses;

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  successfully identifying acquisition candidates and successfully completing desirable acquisitions;

  •
  integrating businesses acquired in the future;

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  opening and operating new stores profitably;

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  the impact of the health of the economy upon our business;

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  the success of our cost control plans;

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  protecting our intellectual property rights, particularly our trademarks;

  •
  conducting business outside the United States;

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  disruption in our information technology systems;

  •
  severe weather, natural disasters or acts of violence or terrorism;

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  the preparedness of our accounting and other management systems to meet financial reporting and other requirements and the upgrade of our existing financial reporting system;

  •
  being a holding company, with no operations of our own, and depending on our subsidiaries for cash;

  •
  our substantial indebtedness;

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  the possibility that we may incur substantial additional debt in the future;

  •
  restrictions and limitations in the agreements and instruments governing our debt;

  •
  generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing;

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  changes in interest rates increasing the cost of servicing our debt or increasing our interest expense;

  •
  the potential impact on us if the financial institutions we deal with become impaired;

  •
  the costs and effects of litigation;

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  the representativeness of our historical consolidated financial information with respect to our future financial position, results of operations or cash flows;

  •
  the voting power of our largest stockholder discouraging third party acquisitions of us at a premium; and

  •
  the interests of our largest stockholder differing from the interests of other holders of our common stock.

        Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011, as filed with the Commission, and as updated in any future filings with the Commission. The events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. As a result, our actual results may differ materially from the results contemplated by these forward-looking statements. We assume no obligation to publicly update or revise any forward-looking statements. New information, future events or risks may cause the forward-looking events we discuss in this prospectus not to occur or to occur in a manner different from what we expect.

COMPANY SUMMARY

Our Company

        Sally Beauty Holdings, Inc. is an international specialty retailer and distributor of professional beauty supplies with operations primarily in North America, South America and Europe. Our two business units, Sally Beauty Supply and Beauty Systems Group, which we refer to as BSG, sell and distribute beauty products through 4,210 company-owned stores, 182 franchised stores and 1,113 professional distributor sales consultants. Sally Beauty Supply stores target retail consumers and salon professionals, while BSG exclusively targets salons and salon professionals. We have store locations in the United States (including Puerto Rico), Canada, the United Kingdom, Ireland, Belgium, France, Germany, the Netherlands, Spain, Chile and Mexico. We believe we are the largest distributor of professional beauty supplies in the U.S. based on store count. Within BSG, we also have one of the largest networks of professional distributor sales consultants in North America, with approximately 1,113 professional distributor sales consultants who sell directly to salons and salon professionals. We provide our customers with a wide variety of leading third-party branded and exclusive-label professional beauty supplies, including hair color products, hair care products, styling appliances, skin and nail care products and other beauty items. Our consolidated net sales and operating earnings were $3,269.1 million and $448.5 million, respectively, for the fiscal year ended September 30, 2011 and $1,754.1 million and $244.9 million, respectively, for the six months ended March 31, 2012.

        We believe Sally Beauty Supply is the largest open-line distributor of professional beauty supplies in the U.S. based on store count. As of March 31, 2012, Sally Beauty Supply operated 3,204 company-operated retail stores, 2,543 of which are located in the U.S., with the remaining 661 located in Canada, Puerto Rico, the United Kingdom, Ireland, Belgium, France, Germany, the Netherlands, Spain, Chile and Mexico. We also supply 24 franchised stores located outside the U.S. Our U.S. and Canadian stores average 1,700 square feet and are primarily located in strip shopping centers. Our Sally Beauty Supply stores carry an extensive selection of professional beauty supplies for both retail customers and salon professionals, with between 5,000 and 8,000 SKUs (primarily in the U.S. and Canada) of beauty products across product categories including hair color, hair care, skin and nail care, beauty sundries and electrical appliances. Sally Beauty Supply stores carry leading third-party brands such as Clairol®, Revlon® and Conair®, as well as a broad selection of exclusive-label merchandise. We believe that Sally Beauty Supply has differentiated itself from its competitors through its customer value proposition, attractive pricing, extensive selection of leading third-party branded and exclusive-label products, broad ethnic product selection, knowledgeable sales associates and convenient store locations. Sally Beauty Supply's net sales and segment operating profit were $2,012.4 million and $381.0 million, respectively, for the fiscal year ended September 30, 2011 and $1,090.3 million and $212.4 million, respectively, for the six months ended March 31, 2012.

        We believe BSG is the largest full-service distributor of professional beauty supplies in the U.S., exclusively targeting salons and salon professionals. As of March 31, 2012, BSG had 1,006 company-operated stores, supplied 158 franchised stores and had a sales force of approximately 1,113 professional distributor sales consultants in all states in the U.S. and in portions of Canada, Puerto Rico, Mexico and certain European countries. BSG carries leading professional beauty product brands intended for use in salons and for resale by salons to consumers. Through its large store base and sales force, BSG is able to access a significant portion of the highly fragmented U.S. professional beauty sales channel. BSG stores, which primarily operate under the CosmoProf banner, average approximately 2,700 square feet and are primarily located in secondary strip shopping centers. BSG stores provide a comprehensive selection of between 5,000 and 10,000 beauty product SKUs that include hair color and care, skin and nail care, beauty sundries and electrical appliances. Certain BSG products are sold under exclusive distribution agreements with suppliers, whereby BSG is designated as the sole distributor for a product line within certain geographic territories. BSG's net sales and segment operating profit were $1,256.7 million and $164.7 million, respectively, for the fiscal year ended

September 30, 2011 and $663.8 million and $88.9 million, respectively, for the six months ended March 31, 2012.

Our History

        Sally Beauty Supply began operations with a single store in New Orleans in 1964 and was acquired in 1969 by our former parent company, Alberto-Culver Company, which we refer to as Alberto-Culver. BSG became a subsidiary of Alberto-Culver in 1995. In November 2006, we separated from Alberto-Culver and became an independent company listed on the New York Stock Exchange. We refer to our separation from Alberto-Culver and its consumer products-focused business as the Separation Transactions. Sally Beauty Holdings, Inc. is a Delaware corporation formed in June 2006 and became the accounting successor company to Sally Holdings, Inc. upon the completion of the Separation Transactions.

        In connection with the Separation Transactions, CDRS Acquisition LLC, or CDRS, and CD&R Parallel Fund VII, L.P., which we refer to as Parallel Fund and, together with CDRS, as the CDR Investors, invested an aggregate of $575.0 million in cash equity. The CDR Investors currently own approximately 12.9% of the outstanding shares of our common stock. CDRS is a Delaware limited liability company organized by Clayton, Dubilier & Rice Fund VII, L.P., a private investment fund managed by Clayton, Dubilier & Rice, LLC.

RISK FACTORS

        Investing in our securities involves risk. You should carefully consider the specific risks discussed or incorporated by reference in the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or incorporated by reference in this prospectus and the applicable prospectus supplement. You should also consider the risks, uncertainties and assumptions discussed under the caption "Risk Factors" included in our Annual Report on Form 10-K for the year ended September 30, 2011, which is incorporated by reference in this prospectus. These risk factors may be amended, supplemented or superseded from time to time by other reports we file with the Commission in the future.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods indicated. For the purpose of calculating the consolidated ratio of earnings to fixed charges, "earnings" represents pre-tax income plus amortization of capitalized interest and fixed charges, and less interest capitalized. "Fixed charges" consists of interest expense, whether expensed or capitalized, amortization of debt financing costs, and one-third of lease expense. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus.

						Six Months Ended March 31, 2012
	Year Ended September 30,
	2007	2008	2009	2010	2011
Ratio of Earnings to Fixed Charges (unaudited)(1)	1.42x	1.58x	1.88x	2.32x	2.90x	3.31x

(1)
Currently, we have no shares of preferred stock outstanding and have not paid any dividends on preferred stock in the periods presented. Therefore, the ratio of earnings to combined fixed charges and preference dividends is not different from the ratio of earnings to fixed charges.

USE OF PROCEEDS

        We will use the net proceeds we receive from the sale of the securities offered by this prospectus for general corporate purposes, unless we specify otherwise in the applicable prospectus supplement. General corporate purposes may include additions to working capital, capital expenditures, repayment of debt, the financing of possible acquisitions and investments or stock repurchases.

        We will not receive any proceeds from the resale of shares of common stock by selling stockholders under this prospectus or any supplement to it.

 DESCRIPTION OF SECURITIES WE MAY OFFER

        This prospectus contains summary descriptions of our common stock, preferred stock, debt securities, warrants, purchase contracts and units that we may offer from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the related prospectus supplement and other offering material.

DESCRIPTION OF CAPITAL STOCK

Overview

        The following is a description of Sally Beauty Holdings, Inc.'s second amended and restated certificate of incorporation ("Certificate of Incorporation") and third amended and restated by-laws ("By-Laws"). The following descriptions of our capital stock and provisions of the Certificate of Incorporation and By-Laws are summaries of their material terms and provisions and are qualified by reference to the Certificate of Incorporation and By-Laws. The descriptions do not purport to be complete statements of the provisions of the Certificate of Incorporation and By-Laws. You must read those documents for complete information on the terms of our capital stock.

Authorized Capital Stock

        Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per share and 50,000,000 shares of preferred stock, par value $0.01 per share. On March 31, 2012, 187,024,488 shares of our common stock were outstanding and no shares of our preferred stock were outstanding.

Common Stock

        Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our common stock are not entitled to cumulative voting rights.

        Holders of our common stock are entitled to receive any dividends that may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. In the event of liquidation, dissolution or winding up, holders of our common stock are entitled to receive proportionately any of the assets remaining after the payment of liabilities and subject to the prior rights of any of our outstanding preferred stock.

        The holders of our common stock do not have preemptive rights. The rights, preferences and privileges of holders of our common stock will be subject to, and may be adversely affected by, the rights of holders of shares of any of our outstanding preferred stock.

        Our common stock is listed on the New York Stock Exchange under the symbol "SBH."

        Computershare Trust Company, N.A. serves as the transfer agent and registrar for our common stock.

Preferred Stock

        Our Certificate of Incorporation provides that our board of directors has the authority, without further vote or action by our stockholders, to issue up to 50,000,000 shares of our preferred stock in one or more series and to fix the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of any such class or series.

        The issuance of shares of our preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to satisfy certain regulatory requirements or to discourage an unsolicited acquisition proposal. See "Certain Anti-Takeover Provisions of Sally Beauty Holdings, Inc. Amended and Restated Certificate of Incorporation and By-Laws and Delaware Law." In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock.

Certain Anti-Takeover Provisions of Sally Beauty Holdings, Inc. Amended and Restated Certificate of Incorporation and By-Laws and Delaware Law

        A number of provisions in our Certificate of Incorporation and By-Laws and under the Delaware General Corporate Law ("DGCL") may make it more difficult to acquire control of us. These provisions may have the effect of discouraging a future takeover attempt not approved by our board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, our stockholders who might desire to participate in such a transaction may not have an opportunity to do so. In addition, these provisions may adversely affect the prevailing market price of the common stock. These provisions are intended to:

  •
  enhance the likelihood of continuity and stability in the composition of our board of directors;

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  discourage some types of transactions that may involve an actual or threatened change in control of us;

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  discourage certain tactics that may be used in proxy fights;

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  ensure that our board of directors will have sufficient time to act in what our board of directors believes to be in the best interests of us and stockholders; and

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  encourage persons seeking to acquire control of us to consult first with our board of directors to negotiate the terms of any proposed business combination or offer.

Classified Board of Directors

        Our Certificate of Incorporation provides that our board of directors is divided into three classes of even number or nearly even number, with each class elected for staggered three-year terms expiring in successive years. This structure of electing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because the staggered terms, together with the removal and vacancy provisions of our Certificate of Incorporation discussed below, would make it more difficult for a potential acquirer to gain control of our board of directors.

        Pursuant to the stockholders agreement entered into by us, the CDR Investors and certain other stockholders, which we refer to as the Stockholders Agreement, and the By-Laws, following the 2007 annual meeting of stockholders and for no more than 10 years after the closing date of the Separation Transactions, the CDR Investors will have the right to designate for nomination as follows:

Ownership Percentage	Number of Investor Designees
45% or greater	six individuals
less than 45% but equal to or greater than 35%	four individuals
less than 35% but equal to or greater than 25%	three individuals
less than 25% but equal to or greater than 15%	two individuals
less than 15% but equal to or greater than 5%	one individual

Filling Vacancies; Removal

        Our Certificate of Incorporation provides that our directors may be removed only for cause at a meeting of our stockholders by a majority of shares then entitled to vote. Vacancies in our board of directors may be filled only by a majority of the remaining directors, provided that until the earlier of the tenth anniversary of the closing date of the Separation Transactions and the termination of the Stockholders Agreement, the designees of the CDR Investors will have the right to designate for nomination or appointment to our board of directors the individual to replace any designee of the CDR Investors upon his retirement, disqualification or removal (other than removal for cause) so long as CDR Investors have the right to designate such a member of our board of directors under the ownership percentages described above.

        Any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred (including a vacancy created by increasing the size of our board of directors) and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director. Our By-Laws provide that the number of directors shall be fixed and increased or decreased from time to time by resolution of our board of directors.

        As discussed above, these provisions, in combination with the classified board of directors, have the effect of making it difficult for a potential acquirer to gain control of our board of directors.

No Stockholder Action by Written Consent; Special Meetings

        Our Certificate of Incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a meeting and vote by stockholders. Further, our By-Laws provide that special meetings may be called only by our chairman of the board of directors, chief executive officer or president. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by an officer at the request of the board of directors or our chairman of the board of directors, chief executive officer or president.

Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Sally Beauty Holdings, Inc. Stockholders

        Our By-Laws provide for advance notice requirements for stockholder proposals and nominations for director. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year.

        These provisions make it more difficult procedurally for a stockholder to place a proposal or nomination on the meeting agenda or to take action without a meeting and, therefore, may reduce the likelihood that a stockholder will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.

Section 203 of the DGCL

        Section 203 of the DGCL provides that, subject to the exceptions specified in that section, a corporation may not engage in any business combination with any interested stockholder for a three-year period following the time that such stockholder becomes an interested stockholder unless:

  •
  prior to that time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or

  •
  subsequent to that time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        Except as specified in Section 203 of the DGCL, an "interested stockholder" is defined to include:

  •
  any person that is the owner of 15 percent or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15 percent or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; and

  •
  the affiliates and associates of any person described in the preceding clause.

        Under certain circumstances, Section 203 of the DGCL makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. It is anticipated that the provisions of Section 203 may encourage persons interested in acquiring us to negotiate in advance with our board of directors, since those persons could avoid the stockholder approval requirement if a majority of the directors then in office approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder.

DESCRIPTION OF THE DEBT SECURITIES

General

        The following description of the terms of the debt securities contains certain general terms that may apply to the debt securities. The specific terms of any debt securities will be described in one or more prospectus supplements relating to those debt securities and other offering materials we may provide.

        Debt securities may be issued by Sally Beauty, Sally Holdings and/or Sally Capital. When describing any debt securities, references to "we", "us", "our" and the Company refers to the issuer(s) of those debt securities.

        The debt securities will be issued under an Indenture between us and a trustee to be entered into at or before the time of such offering. We refer to the form of Indenture, as may be supplemented from time to time, as the "Indenture."

        We have summarized below the material provisions of the Indenture and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and each investor should refer to the Indenture, which describes completely the terms and definitions summarized below and contains additional information regarding the debt securities. Any reference to particular sections or defined terms of the Indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable section or definition into that statement.

        The debt securities will be our direct general obligations and may be secured or unsecured. We may issue senior or subordinated debt securities, as specified in the prospectus supplement relating to that issuance of debt securities.

        The Indenture does not limit the amount of debt securities that we may issue. The Indenture allows us to reopen a previous issue of a series of debt securities and issue additional debt securities of that issue.

        We are a holding company and conduct substantially all of our operations through subsidiaries. As a result, claims of holders of the debt securities will effectively have a junior position to claims of creditors of our subsidiaries, except to the extent that we may be recognized as a creditor of those subsidiaries. In addition, our right to participate as a shareholder in any distribution of assets of any subsidiary (and thus the ability of holders of the debt securities to benefit as creditors of the company from such distribution) is junior to creditors of that subsidiary.

        We may issue debt securities from time to time in one or more series. The debt securities may be denominated and payable in U.S. dollars or foreign currencies. We may also issue debt securities, from time to time, with the principal amount, interest or other amounts payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices, indices or any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance. In addition, we may issue debt securities as part of units issued by us. All references in this prospectus, or any prospectus supplement to other amounts will include premium, if any, other cash amounts payable under the applicable indenture, and the delivery of securities or baskets of securities under the terms of the debt securities.

        Debt securities may bear interest at a fixed rate, which may be zero, or a floating rate.

        The prospectus supplement and other offering materials we may provide relating to the particular series of debt securities being offered will specify the particular terms of, and other information relating to, those debt securities, including whether the debt securities will be guaranteed, the terms and conditions of such guarantees and provisions for the accession of the guarantors to certain obligations under the Indenture.

        Some of the debt securities may be issued as original issue discount debt securities (the "Original Issue Discount Securities"). Original Issue Discount Securities bear no interest or bear interest at below market rates and will be sold at a discount below their stated principal amount. The prospectus supplement relating to an issue of Original Issue Discount Securities will contain information relating to United States federal income tax, accounting, and other special considerations applicable to Original Issue Discount Securities.

        In the case of debt securities issued by Sally Beauty, the Indenture may contain provisions with regard to the conversion or exchange of the debt securities, at the option of the holders of such debt securities or Sally Beauty, as the case may be, for or into new securities of a different series, Sally Beauty's common stock or other securities.

        Holders may present debt securities for exchange or transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement and other offering material we may provide. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations provided in the Indenture.

        Holders may transfer debt securities in definitive bearer form by delivery to the transferee. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities. See "Legal Ownership and Book-Entry Issuance" below.

        We will generally have no obligation to repurchase, redeem, or change the terms of debt securities upon any event (including a change in control) that might have an adverse effect on our credit quality.

Guarantees

        The payment obligations of Sally Beauty under any series of debt securities may be guaranteed by one or more of Sally Beauty's direct or indirect subsidiaries, including Sally Holdings, Sally Capital or by other persons. The payment obligations of Sally Holdings and Sally Capital under any series of debt security may be guaranteed fully and unconditionally by Sally Beauty, and may be guaranteed by one or more of Sally Beauty's other direct or indirect subsidiaries or by other persons. If a series of debt securities is so guaranteed, the guarantors will execute a supplemental indenture or notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee.

        The obligations of each guarantor under its guarantee may be limited to the maximum amount that will not result in such guarantee obligations constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to all other contingent and fixed liabilities of that subsidiary and any collections from or payments made by or on behalf of any other guarantor in respect to its obligations under its guarantee.

Events of Default

        Unless otherwise provided in the applicable prospectus supplement for a series of debt securities, the following are events of default under the Indenture with respect to any series of debt securities:

  •
  failure to pay any installment of interest on such series of debt securities when due, continued for 30 days;

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  failure to pay principal of, or premium, if any, on such series of debt securities when due;

  •
  failure to deposit any sinking fund payment with respect to such series of debt securities when due, continued for 30 days;

  •
  failure to observe or perform any other covenant or agreement in such series of debt securities or the Indenture, continued for 60 days after receipt by the Company of notice of such failure specifying such failure and requiring the same to be remedied from the trustee or holders of at least 25% of the principal amount of such series of debt securities outstanding;

  •
  certain events of bankruptcy, insolvency or reorganization of the Company; and

  •
  any other event of default we may provide for that series of debt securities.

        If an event of default with respect to the outstanding debt securities of a particular series occurs and continues, either the trustee or the holders of at least 25% in aggregate principal amount of such series of outstanding debt securities may declare the principal amount of such series of debt securities to be due and payable immediately; provided that, in the case of certain events of bankruptcy, insolvency or reorganization, such principal amount, or portion thereof will automatically become due and payable without any action by the trustee or any holder. However, at any time after an acceleration with respect to the debt securities of a particular series has occurred, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see "Modification and Waiver" below.

        If the principal or any premium or interest on any debt security is payable in a currency other than U.S. dollars and such currency is not available to the Company for making payment due to the imposition of exchange controls or other circumstances beyond the Company's control, the Company is entitled to satisfy its obligations to holders of such debt securities by making such payment in U.S. dollars in an amount equal to the U.S. dollar equivalent of the amount payable in such other currency, as determined by the trustee as provided in the Indenture. Any payment made under such circumstances in U.S. Dollars where the required payment is in a currency other than U.S. Dollars will not constitute an event of default under the Indenture.

        Subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders have offered the trustee security or indemnity reasonably satisfactory to the trustee. Subject to such indemnification and certain other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of a particular series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series.

        Other than with respect to a lawsuit for the payment of principal, premium, if any, and interest on any series of debt securities when due, the Indenture provides that no holder of such series of debt securities may institute any action against the Company under the Indenture without first complying with the conditions set forth in the Indenture.

        The Company will furnish to the trustee an annual statement as to the Company's performance of certain of its obligations under the Indenture and as to any default in such performance.

        The provisions set forth in the prior five paragraphs may be revised or superseded by additional or replacement provisions described in an applicable prospectus supplement for a series of debt securities.

Modification and Waiver

        Unless otherwise provided in the applicable prospectus supplement for a series of debt securities, modifications and amendments of the Indenture with respect to any series of debt securities outstanding may be made by the Company and the trustee with the consent of holders of a majority in aggregate principal amount of such series, except that no such modification or amendment may, without the consent of the holder of each outstanding debt security of the applicable series affected thereby:

  •
  to evidence the succession of another person to us or to a guarantor, if any, and the assumption by such successor of our or the guarantor's obligations under the Indenture and the debt securities of any series;

  •
  to add to our covenants or those of any guarantor, if any, or to surrender any of our rights or powers or those of any guarantor for the benefit of the holders of debt securities of any or all series issued under the Indenture;

  •
  extend the stated maturity date of the principal of, or any installment of principal of or interest on, any such debt security, or reduce the principal amount of or the rate (or extend the time for payment) of interest on, or any premium payable upon the redemption of, any such debt security;

  •
  reduce the amount of principal payable upon acceleration of the maturity thereof;

  •
  change the place or currency of payment of principal of, or premium, if any, or interest on, any such debt security;

  •
  impair the right to institute suit for the enforcement of any payment on, or with respect to, any such debt security;

  •
  reduce the percentage in aggregate principal amount of such series of outstanding debt securities, the consent of the holders of which is required for any amendment, supplemental indenture or waiver provided for in the Indenture;

  •
  modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding debt security of the series affected thereby;

  •
  cause any such debt security to become subordinate in right of payment to any other debt, except to the extent provided in the terms of such security; or

  •
  if such debt security provides that the holder may require us to repurchase or convert such debt security, impair such holder's right to require repurchase or conversion of such debt security on the terms provided therein.

        Unless otherwise provided in the applicable prospectus supplement for a series of debt securities, the Company and the trustee may also modify and amend the Indenture without the consent of any holder of debt securities in limited circumstances, such as clarifications and changes that would not adversely affect the holders.

        The holders of a majority in aggregate principal amount of any series of outstanding debt securities may, on behalf of the holders of all such debt securities, waive the Company's compliance with certain restrictive provisions of the Indenture or such series of debt securities. Unless otherwise provided in the applicable prospectus supplement for a series of debt securities, the holders of a majority in aggregate principal amount of any series of outstanding debt securities may, on behalf of the holders of all such debt securities, waive any past default under the Indenture, except a default in the payment of the principal of, or premium, if any, or interest on, such debt securities or in respect of any provision of the Indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected thereby.

Legal Defeasance and Covenant Defeasance

        The following provisions related to Legal Defeasance and Covenant Defeasance, as such terms are defined below, will apply unless otherwise provided in an applicable prospectus supplement for a series of debt securities.

        The Indenture provides that the Company may, at its option, elect to discharge its obligations with respect to any series of debt securities ("Legal Defeasance"). If Legal Defeasance occurs, the Company will be deemed to have paid and discharged all amounts owed under the applicable series of debt securities, and the Indenture will cease to be of further effect as to such series of debt securities, except that:

  •
  holders will be entitled to receive timely payments for the principal of, premium, if any, and interest on, such series of debt securities, from the funds deposited for that purpose (as explained below);

  •
  the Company's obligations will continue with respect to the issuance of temporary debt securities, the registration of debt securities, and the replacement of mutilated, destroyed, lost or stolen debt securities of the applicable series;

  •
  the trustee will retain its rights, powers, trusts, duties, and immunities, and the Company will retain its obligations in connection therewith; and

  •
  other Legal Defeasance provisions of the Indenture will remain in effect.

        In addition, the Company may, at its option and at any time, elect to cause the release of its obligations with respect to most of the covenants in the Indenture ("Covenant Defeasance") with respect to any series of debt securities. If Covenant Defeasance occurs, certain events (not including non-payment events and bankruptcy, insolvency and reorganization events) relating to the Company described under "Events of Default" will no longer constitute events of default with respect to such series of debt securities. The Company may exercise Legal Defeasance regardless of whether it previously exercised Covenant Defeasance.

        In order to exercise either Legal Defeasance or Covenant Defeasance (each, a "Defeasance") with respect to any series of debt securities:

          (1)   the Company must irrevocably deposit with the trustee, in trust, for the benefit of holders of the debt securities of such series, U.S. legal tender, U.S. government securities, a combination thereof or other obligations as may be provided with respect to such series of debt securities, in amounts that will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on, the applicable series of debt securities on the stated date for payment or any redemption date thereof, and the trustee must have, for benefit of holders of such debt securities, a valid, perfected, exclusive security interest in the trust;

          (2)   in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

    •
    the Company has received from, or there has been published by, the Internal Revenue Service, a ruling; or

    •
    since the date of the Indenture, there has been a change in the applicable federal income tax law;

  in either case to the effect that holders of such series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Company must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that holders of such series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

          (4)   no default or event of default may have occurred and be continuing under the Indenture on the date of the deposit with respect to such series of debt securities; in addition, no event of default relating to bankruptcy or insolvency may occur at any time from the date of the deposit to the 91st calendar day thereafter;

          (5)   the Defeasance may not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound;

          (6)   the Company must deliver to the trustee an officers' certificate stating that the deposit was not made by the Company with the intent to hinder, delay or defraud any other of its creditors; and

          (7)   the Company must deliver to the trustee an officers' certificate confirming the satisfaction of conditions in clauses (1) through (6) above, and an opinion of counsel confirming the satisfaction of the conditions in clauses (1) (with respect to the validity and perfection of the security interest), (2), (3) and (5) above.

        The Defeasance will be effective on the earlier of (i) the 91st day after the deposit, and (ii) the day on which all the conditions above have been satisfied.

        If the amount deposited with the trustee to effect a Covenant Defeasance is insufficient to pay the principal of, premium, if any, and interest on, the applicable series of debt securities when due, then the Company's obligations under the Indenture and such series of debt securities will be revived, and such Defeasance will be deemed not to have occurred.

Restrictive Covenants

        We will describe restrictive covenants for any series of debt securities in the applicable prospectus supplement and other offering materials relating to such series of debt securities.

Consolidation, Merger, Conveyance, Transfer or Lease

        Unless otherwise provided in the applicable prospectus supplement for a series of debt securities, the Company may not consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, any entity, unless:

  •
  the Company is the surviving entity or, if not, the successor entity formed by such consolidation or into which the Company is merged or which acquires or leases the Company's assets is organized and existing under the laws of any U.S. jurisdiction and expressly assumes the Company's obligations with respect to the debt securities and under the Indenture;

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  no default or event of default exists or will occur immediately after giving effect to the transaction; and

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  the Company has delivered to the trustee the certificates and opinions required under the Indenture.

Form, Exchange and Transfer

        The Company will issue the debt securities only in fully registered form, without interest coupons. Unless provided otherwise in the prospectus supplement and the other offering materials relating to a particular series of debt securities, the debt securities will be issued in minimum denominations of $1,000 and integral multiples thereof. No service charge will be made for any registration of transfer or exchange of debt securities, but the Company may require payment of a sum sufficient to cover any tax or government charge payable in connection therewith. If any series of the debt securities are to be redeemed in part, the Company will not be required to issue, register the transfer of or exchange such series of the debt securities during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of such mailing or to register the transfer of or exchange any debt securities so selected for redemption in part, except the unredeemed portion of any debt securities being redeemed in part.

        The Company will cause to be kept at the office of the registrar a register in which, subject to such reasonable regulations as it may prescribe, the Company will provide for the registration of the debt securities and registration of transfers of the debt securities. The Company initially will appoint the trustee at its corporate trust office as paying agent and registrar for the debt securities. The Company may vary or terminate the appointment of any paying agent or registrar, or appoint additional or other such agents or approve any change in the office through which any such agent acts. The Company will cause notice of any resignation, termination or appointment of the trustee or any paying agent or registrar, and of any change in the office through which any such agent will act, to be provided to holders of the debt securities.

The Trustee

        All payments of principal on, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery of, the debt securities will be effected by the trustee or its agent at an office designated by the trustee at its corporate trust office.

        The Indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an event of default under the Indenture, the trustee will exercise such rights and powers vested in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity reasonably satisfactory to the trustee.

        The Indenture and provisions of the Trust Indenture Act of 1939, as amended, which we refer to as the Trust Indenture Act, contain limitations on the rights of the trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to liquidate certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with the Company or any of its affiliates. If the trustee acquires any conflicting interest, it must eliminate such conflict or resign.

        Affiliates of the trustee may serve as agents and lenders under our credit facilities or engage in other transactions with us from time to time

Governing Law

        New York law governs the Indenture and will govern the debt securities.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase common stock or preferred stock or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants, if any, under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

        The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering, including, among others, the aggregate number of warrants offered, the exercise price of the warrants, the dates or periods during which the warrants are exercisable and any other specific terms of the warrants.

        The description in the applicable prospectus supplement and other offering material of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the Commission if we offer warrants. For more information on how you can obtain copies of the applicable warrant agreement if we offer warrants, see "Incorporation of Certain Information By Reference." We urge you to read the applicable warrant agreement and the applicable prospectus supplement and any other offering material in their entirety.

DESCRIPTION OF PURCHASE CONTRACTS OR UNITS

        We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified or varying number of shares of common stock and/or preferred stock at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock and/or preferred stock. The price per share and the number of shares may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be entered into separately or as a part of a stock purchase unit that consists of (a) stock purchase contracts and (b) warrants. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or require the holders of the stock purchase units to make periodic payments to us. These payments may be secured or unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations under the contracts in a specified manner.

        The description in the applicable prospectus supplement and other offering material of any stock purchase contracts or stock purchase units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable purchase contract agreement, which will be filed with the Commission if we offer stock purchase contracts or stock purchase units. For more information on how you can obtain copies of the applicable purchase contract agreement if we offer stock purchase contracts or stock purchase units, see "Incorporation of Certain Information By Reference." We urge you to read the applicable purchase contract agreement and any applicable prospectus supplement in their entirety.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

        The securities offered by means of this prospectus may be issued in whole or in part in book-entry form, meaning that beneficial owners of the securities will not receive certificates representing their ownership interests in the securities, except in the event the book-entry system for the securities is discontinued. Securities issued in book-entry form will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to the securities. The Depository Trust Company is expected to serve as depository. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be transferred except as a whole by the depository for the global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee of such depository to a successor depository or a nominee of such successor. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a class or series of securities that differ from the terms described here will be described in the applicable prospectus supplement.

        Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the following provisions will apply to depository arrangements.

        Upon the issuance of a global security, the depository for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual securities represented by such global security to the accounts of persons that have accounts with such depository, who are called "participants." Such accounts will be designated by the underwriters, dealers or agents with respect to the securities or by us if we directly offer and sell the securities. Ownership of global securities will be limited to the depository's participants or persons that may hold interests through such participants. Ownership of global securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depository or its nominee (with respect to ownership interests of participants) and records of the participants (with respect to ownership interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

        So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable instrument defining the rights of a holder of the securities. Except as provided below or in the applicable prospectus supplement, owners of global securities will not:

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  be entitled to have any of the individual securities of the series represented by such global security registered in their names;

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  receive or be entitled to receive physical delivery of any such securities in definitive form; and

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  be considered the owners or holders thereof under the applicable instrument defining the rights of the holders of the securities.

        Payments of amounts payable with respect to individual securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the global security representing such securities. None of us, our officers and directors or any paying agent or security registrar for an individual series of securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such securities or for maintaining, supervising or reviewing any records relating to such ownership interests.

        We expect that the depository for a series of securities offered by means of this prospectus or its nominee, upon receipt of any payment of dividend or other amount in respect of a permanent global security representing any of such securities, will immediately credit its participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of global securities for such securities as shown on the records of such depository or its nominee. We also expect that payments by participants to owners of such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants.

        If a depository for a series of securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual securities of such series in exchange for the global security representing such series of securities. In addition, we may, at any time and in our sole discretion, subject to any limitations described in the applicable prospectus supplement relating to such securities, determine not to have any securities of such series represented by one or more global securities and, in such event, will issue individual securities of such series in exchange for the global security or securities representing such series of securities.

        The information in this section concerning the depository and its book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

SELLING STOCKHOLDERS

        We may register securities covered by this prospectus for re-offers and resales by any selling stockholders named in a prospectus supplement. We are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act, which allows us to add secondary sales of shares of our common stock by any selling stockholders by filing a prospectus supplement with the Commission. We may register these shares to permit selling stockholders to resell their shares when they deem appropriate. Selling stockholders may resell all, a portion or none of their shares at any time and from time to time. Selling stockholders may also sell, transfer or otherwise dispose of some or all of their shares of our securities in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling stockholders may offer shares for sale under this prospectus and any prospectus supplement. We may pay all expenses incurred with respect to the registration of the shares of common stock owned by the selling stockholders, other than underwriting fees, discounts or commissions, which will be borne by the selling stockholders. We will provide you with a prospectus supplement naming the selling stockholder(s), the amount of securities to be registered and sold and any other terms of the securities being sold by the selling stockholder(s).

PLAN OF DISTRIBUTION

        We or the selling stockholders may offer and sell the securities in any one or more of the following ways:

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  to or through underwriters, brokers or dealers;

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  directly to one or more other purchasers;

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  through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

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  through agents on a best-efforts basis; or

  •
  otherwise through a combination of any of the above methods of sale.

        In addition, we may enter into option, share lending or other types of transactions that require us to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus. We may also enter into hedging transactions with respect to our securities.

        Any selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale of shares of common stock covered by this prospectus.

        We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

        Shares of common stock may also be exchanged for satisfaction of the selling stockholders' obligations or other liabilities to their creditors. Such transactions may or may not involve brokers or dealers.

        Each time we or the selling stockholders sell securities, we will provide a prospectus supplement that will name any underwriter, dealer or agent involved in the offer and sale of the securities. The prospectus supplement will also set forth the terms of the offering, including:

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  the purchase price of the securities and the proceeds we will receive from the sale of the securities;

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  any underwriting discounts and other items constituting underwriters' compensation;

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  any public offering or purchase price and any discounts or commissions allowed or re-allowed or paid to dealers;

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  any commissions allowed or paid to agents;

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  any other offering expenses;

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  any securities exchanges on which the securities may be listed;

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  the method of distribution of the securities;

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  the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers; and

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  any other information we think is important.

        If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account. The securities may be sold from time to time by us or the selling stockholders in one or more transactions:

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  at a fixed price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

  •
  at prices related to such prevailing market prices;

  •
  at varying prices determined at the time of sale; or

  •
  at negotiated prices.

        Such sales may be effected:

  •
  in transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

  •
  in transactions in the over-the-counter market;

  •
  in block transactions in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

  •
  through the writing of options; or

  •
  through other types of transactions.

        The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

        The selling stockholders might not sell any shares of common stock under this prospectus. In addition, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in, the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

        Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made by us or by selling stockholders directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

        If indicated in the applicable prospectus supplement, underwriters, dealers or agents will be authorized to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. In all cases, these purchasers must be approved by us. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

        Some of the underwriters, dealers or agents used by us in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us or affiliates of ours in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed by us for certain expenses.

        Subject to any restrictions relating to debt securities in bearer form, any securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.

        Any underwriters to which offered securities are sold by us for public offering and sale may make a market in such securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time.

        The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

        If five percent or more of the net proceeds of any offering of securities made under this prospectus will be received by members of the Financial Industry Regulatory Authority, which we refer to in this prospectus as "FINRA," participating in the offering or by affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with FINRA Conduct Rule 5121.

        The maximum aggregate commission or discount to be received by any member of FINRA or independent broker dealer will not be greater than 8% of the gross proceeds of the sale of securities offered pursuant to this prospectus and any applicable prospectus supplement.

        To comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

LEGAL MATTERS

        Alston & Bird LLP will pass upon the validity of any securities we offer by this prospectus and any prospectus supplement. If the validity of any securities is also passed upon by counsel for underwriters participating in an offering of securities offered by this prospectus and any prospectus supplement, the underwriters' counsel will be named in the applicable prospectus supplement.

 EXPERTS

        The consolidated financial statements of Sally Beauty Holdings, Inc. and subsidiaries as of September 30, 2011 and 2010 and for each of the three years in the period ended September 30, 2011, and management's assessment of the effectiveness of internal control over financial reporting as of September 30, 2011 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Sally Holdings LLC and subsidiaries at September 30, 2011 and 2010 and for each of the three years in the period ended September 30, 2011, and management's assessment of the effectiveness of internal control over financial reporting as of September 30, 2011 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

23,111,527 Shares

Common Stock

P R O S P E C T U S    S U P P L E M E N T

Credit Suisse

                        , 2012